                                                                    EXHIBIT 99.1


                                 [WESTPORT LOGO]


                         WESTPORT RESOURCES CORPORATION
                  410 17TH STREET, SUITE 2300, DENVER, CO 80202




       WESTPORT RESOURCES CORPORATION REPORTS FINANCIAL RESULTS FOR THIRD
                                  QUARTER 2001

Denver, Colorado -- November 6, 2001 -- Westport Resources Corporation (NYSE:WRC) today reported financial and operating results for the third quarter of 2001. Oil and natural gas sales for the quarter were $70.2 million compared to $71.0 million for the third quarter of 2000. Taking into account the commodity price risk management contracts, net revenue for the quarter increased 29% to $86.5 million, from $67.2 million in the third quarter of 2000. Discretionary cash flow for the quarter decreased 17% to $42.3 million, or $0.95 per basic common share ($0.93 per diluted common share), compared to $50.7 million, or $1.64 per basic common share ($1.62 per diluted common share) for the same quarter of 2000. Net income available to common stock for the third quarter was $11.4 million, or $0.26 per basic common share ($0.25 per diluted common share), compared to $19.0 million, or $0.62 per basic share ($0.61 per diluted common share) for the same quarter of 2000. The decrease in the third quarter's sales, discretionary cash flow, and net income reflects the decrease in both oil and natural gas prices in the third quarter of 2001 compared to the third quarter of 2000.

Oil and natural gas sales for the nine months ended September 30, 2001, increased 48% to $234.4 million, compared to sales of $158.4 million for the same period of last year. Taking into account the commodity price risk management contracts during the period, the net revenue for the first nine months of 2001 increased 76% to $256.5 million, compared to $146.1 million for the same period in 2000. Discretionary cash flow for the first nine months of 2001 increased 74% to $168.6 million, or $4.16 per basic common share ($4.08 per diluted common share), compared to $96.6 million, or $3.79 per basic common share ($3.76 per diluted common share), for the same period of last year. Net income available to common stock for the first nine months increased 110% to $62.1 million, or $1.53 per basic common share ($1.50 per diluted common share), compared to $29.6 million, or $1.16 per basic common share ($1.15 per diluted common share), for the first nine months of last year. The strong year-to-date results in revenue, discretionary cash flow, and net income are primarily the result of higher production volume and an increase in realized natural gas prices, partially offset by a reduction in realized oil prices.

PRODUCTION AND OIL AND GAS PRICES

Average daily gas equivalent production for the third quarter of 2001 increased 46% to 253.5 Mmcfe/d compared to 173.3 Mmcfe/d for the prior year period. Daily average oil and gas production was 13.4 Mbbl/d of oil and 172.9 Mmcf/d of gas. This resulted in an increase in production of 7.4 Bcfe from 15.9 Bcfe to 23.3 Bcfe (the Belco properties accounted for 4.7 Bcfe of the increase). Realized gas prices for the quarter averaged $2.61 per Mcf, a decrease of 38% compared to $4.22 per Mcf for the prior year period. Oil prices averaged $23.13 per barrel for the quarter, a 21% decrease compared to $29.26 per barrel for third quarter 2000.

For the nine months ended September 30, 2001, total average daily production increased 40.6% to 203.8 Mmcfe/d from 144.9 Mmcfe/d for the prior year period. As a result, total production grew to 55.6 Bcfe from 39.7 Bcfe, a 40.1% increase (the Belco properties accounted for 4.7 Bcfe of the increase). Realized prices for the nine months ended September 30, 2001 averaged $24.12 per barrel, a 12.1% decrease from $27.45 in the previous year's period, while gas averaged $4.31 per Mcf, a 19.7% increase from $3.60 during the same period in 2000.

THIRD QUARTER OPERATIONAL SUMMARY

In the third quarter, the Company spud eight exploration wells and 59 development wells. As of September 30, 2001, three exploration and eight development wells were drilling, two exploration and 13 development wells were being completed and one exploration and two development wells had been abandoned.

For additional information on Westport's operations, please refer to the press release from September 27, 2001, which discusses the third quarter's operations.

COMPLETED MERGER WITH BELCO

On August 21, 2001, the stockholders of both Westport Resources Corporation, a Delaware corporation ("Westport") and Belco Oil & Gas Corp., a Nevada corporation ("Belco") approved the Agreement and Plan of Merger dated as of June 8, 2001 between Westport and Belco (the "Merger"). The Merger was accounted for using purchase accounting with Westport as the surviving entity. Westport began consolidating the results of both companies as of the August 21, 2001 closing date of the Merger.

COMMODITY PRICE RISK MANAGEMENT

For the three months ended September 30, 2001, we recorded non-hedge commodity price risk management cash settlements paid in the amount of $1.0 million and an unrealized non-cash mark-to-market gain of $17.7 million. For the nine months ended September 30, 2001, we recorded cash settlements paid in the amount of $0.6 million and an unrealized non-cash mark-to-market gain of $24.5 million. Westport did not record any non-hedge activity for either of the corresponding periods in 2000.

For the three months ended September 30, 2001 and 2000, we recorded hedging cash settlements paid in the amount of $0.3 million and $7.2 million, respectively. For the nine months ended September 30, 2001 and 2000, we recorded hedging cash settlements paid in the amount of $1.8 million and $15.7 million, respectively.

As of November 1, 2001, we had approximately 0.5 million barrels of oil and 7.9 Bcf of natural gas subject to commodity price risk management contracts for the fourth quarter of 2001. These contracts are subject to weighted average floor prices of $19.82 per barrel and $2.44 per Mmbtu and weighted average ceiling prices of $20.49 per barrel and $3.33 per Mmbtu, respectively. We have approximately 4.0 million barrels of oil and 20.8 Bcf of natural gas subject to commodity price risk management contracts for 2002. The 2002 contracts have weighted average floor prices of $22.32 per barrel and $3.09 per Mmbtu, with weighted average ceiling prices of $24.43 per barrel and $3.81 per Mmbtu, respectively. We have approximately 1.6 million barrels of oil and 5.0 Bcf of natural gas subject to commodity price risk management contracts for 2003. The contracts for 2003 are at weighted average floor prices of $21.59 per barrel and $3.08 per Mmbtu and weighted average ceiling prices of $22.96 per barrel and $4.58 per Mmbtu, respectively. These contracts represent the Company's hedge and non-hedge positions.

FINANCING ACTIVITY

The Company entered into a new credit facility (the "Revolving Credit Facility") with a syndicate of banks upon closing of the Merger, which was subsequently amended on November 5, 2001. The amended Revolving Credit Facility, which matures on July 1, 2005, provides for a maximum committed amount of $500 million and a borrowing base of approximately $400 million. After accounting for the items mentioned in the following paragraphs, we had approximately $20 million outstanding under the Revolving Credit Facility and approximately $380 million of unused borrowing capacity available.

As of September 30, 2001, we had borrowings and letters of credit issued of approximately $260 million outstanding under the Revolving Credit Facility and available unused borrowing capacity of approximately $140 million at an average interest rate of 4.58%. Of the total amount borrowed, approximately $140 million was borrowed in connection with the Merger and approximately $120 million was borrowed to redeem our 10.5% Senior Subordinated Notes due 2006. The 10.5% Senior Subordinated Notes, originally issued by Coda Energy and assumed in connection with the Merger, were redeemed pursuant to the optional redemption provision of the related indenture at 105.25% of the principal amount of each note plus accrued interest.

On November 1, 2001, approximately $24.3 million face amount of our 8.875% Senior Subordinated Notes due 2007, originally issued by Belco, was tendered to us pursuant to the change of control provisions of the related indenture. The tender price was equal to 101% of the principal amount of each note plus accrued and unpaid interest as of October 29, 2001. Including the premium and accrued interest, the total amount paid was $24.8 million. We funded the repayment with borrowings under our Revolving Credit Facility.

On November 5, 2001, the Company completed the private placement of $275 million of 8.25% Senior Subordinated Notes due 2011 pursuant to rule 144A. The notes are not callable until November 1, 2006, when the Company has the right to redeem the notes for 104.125% of the face value, declining thereafter to face value in 2009. The proceeds of approximately $268 million, net of underwriting discounts, were used to reduce outstanding indebtedness under the Revolving Credit Facility.

On September 21, 2001, the Board of Directors authorized management to repurchase up to $30 million of our common stock. Under this authorization, we have repurchased 30,000 shares at an average price of $13.61 per share.

CONFERENCE CALL

The Company will host a conference call on Wednesday, November 7, 2001, beginning at 10:00 a.m. EST, to discuss these results. To participate in the call, please dial 1-877-270-9495 for calls within the United States and Canada, or 706-679-5434 for International calls. Calls should be made 10 minutes before the conference call is scheduled to start. A replay of the call will also be available for one week following the live broadcast by dialing 1-800-642-1687 (US/Canada) or 706-645-9291 (International). The access code is 2341200. In addition, the conference call will be webcast live and archived on Westport's web site, www.westportresourcescorp.com.

Westport is an independent energy company engaged in oil and natural gas exploitation, acquisition and exploration activities primarily in the Gulf of Mexico, the Rocky Mountains, West Texas/Mid-Continent and the Gulf Coast.

FORWARD - LOOKING STATEMENTS

The statements in this report regarding estimated reserves, projected capital expenditures and financial results, expected drilling and development activity, reserves exposure, and anticipated merger benefits and impacts, and any other forecasts, projections or guidance that are not statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are inherently uncertain, and actual results may differ materially from those estimated or projected. Factors that can affect the Company's ability to achieve projected results are described in the Company's filings with the Securities and Exchange Commission, including without limitation the Company's 10-K report filed with the SEC on March 16, 2001, the Company's 10-Q reports for the first and second quarters of 2001 filed with the SEC on May 9 and August 14, 2001, respectively, and the registration statement and joint proxy statement dated July 31, 2001 and filed with the SEC on August 1, 2001 by Belco Oil & Gas Corp. These factors include, among others, the uncertainties inherent in reserve estimations especially for estimates of non-proved reserves and for unrisked estimates on undrilled properties, operational risks inherent in drilling operations, especially in the offshore environment, with corresponding exposure to delays and significant cost overruns, the highly competitive nature of activity in the oil and gas industry with corresponding shortages of equipment and personnel, the risk of exploratory drilling, the uncertain cost and pricing environment in the oil and gas industry, the Company's inability to control operations on properties it does not operate, availability of capital, regulatory requirements, and uncertainties related to integrating Westport and Belco. The Company has no obligation to update the statements contained in this report or to take action that is described herein or otherwise presently planned.

SUMMARY DATA
(in thousands except per share data)

                                                 FOR THE THREE MONTHS ENDED        FOR THE NINE MONTHS ENDED
                                                        SEPTEMBER 30,                    SEPTEMBER 30,
                                                 --------------------------      ----------------------------
                                                    2001            2000            2001              2000
                                                 ----------      ----------      -----------      -----------
Production
    Oil (Mbbls)                                       1,236             935            3,075            2,642
    Natural gas (Mmcf)                               15,905          10,335           37,177           23,842
    Mmcfe                                            23,321          15,945           55,627           39,694

Average Daily Production
    Oil (Mbbls/d)                                      13.4            10.2             11.3              9.6
    Natural gas (Mmcf/d)                              172.9           112.3            136.2             87.0
    Mmcfe/d                                           253.5           173.3            203.8            144.9

Average prices
    Oil (per bbl)                                $    23.13      $    29.26      $     24.12      $     27.45
    Natural gas (per Mcf)                              2.61            4.22             4.31             3.60
Hedging effect (per Mcfe)                              (.01)           (.45)            (.03)            (.39)

Oil and natural gas sales                        $   70,157      $   70,956      $   234,405      $   158,351
Lease operating expense                              14,775           8,130           34,770           23,609
     Per Mcfe                                          0.63            0.51             0.63             0.59
General and administrative costs                      4,122           2,073           10,832            5,277
     Per Mcfe                                          0.18            0.13             0.19             0.13
Depletion, depreciation and amortization             31,222          19,439           72,251           42,015
     Per Mcfe                                          1.34            1.22             1.30             1.06

EBITDAX                                              46,162          53,854          175,100          105,088

Discretionary cash flow                              42,270          50,688          168,611           96,634
    Per common share data                              0.95            1.64             4.16             3.79
    Per diluted share data                             0.93            1.62             4.08             3.76
    Per Mcfe                                           1.81            3.18             3.03             2.43

Net income available to common stock                 11,363          19,004           62,050           29,610
    Per common share data                              0.26            0.62             1.53             1.16
    Per diluted share data                             0.25            0.61             1.50             1.15

                         WESTPORT RESOURCES CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                     SEPTEMBER 30,      DECEMBER 31,
                                                                         2001               2000
                                                                     -------------      ------------
                                                                      (unaudited)
                                           ASSETS
Current Assets:
    Cash and cash equivalents ..................................     $      37,030      $     20,154
    Accounts receivable, net ...................................            45,880            49,200
    Derivative assets ..........................................            20,576                --
    Prepaid expenses ...........................................             7,426             4,670
                                                                     -------------      ------------
        Total current assets ...................................           110,912            74,024
                                                                     -------------      ------------
Property and equipment, at cost:
    Oil and natural gas properties, successful efforts method:
      Proved properties ........................................         1,409,193           591,367
      Unproved properties ......................................           110,558            40,653
    Office building, furniture and equipment ...................             7,514             2,642
    Leasehold improvements .....................................               509               501
                                                                     -------------      ------------
                                                                         1,527,774           635,163
Less accumulated depletion, depreciation and amortization ......          (230,022)         (157,739)
                                                                     -------------      ------------
        Net property and equipment .............................         1,297,752           477,424
                                                                     -------------      ------------
Other assets:
    Long-term derivative assets ................................             3,599                --
    Goodwill ...................................................           210,091                --
    Other assets ...............................................             1,500               383
                                                                     -------------      ------------
        Total other assets .....................................           215,190               383
                                                                     -------------      ------------
        Total assets ...........................................     $   1,623,854      $    551,831
                                                                     =============      ============

                         WESTPORT RESOURCES CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                                  SEPTEMBER 30,      DECEMBER 31,
                                                                                      2001               2000
                                                                                  -------------      ------------
                                                                                   (unaudited)
                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
    Accounts payable ........................................................     $      49,112      $     28,547
    Accrued expenses ........................................................            31,598            19,827
    Ad valorem taxes payable ................................................            11,201             4,788
    Derivative liabilities ..................................................            23,149                --
    Income taxes payable ....................................................               542               375
    Other current liabilities ...............................................               458                --
                                                                                  -------------      ------------
        Total current liabilities ...........................................           116,060            53,537
                                                                                  -------------      ------------
Long-term debt ..............................................................           404,205               162
Deferred income taxes .......................................................           161,898            38,503
Long term derivative liabilities ............................................            10,415                --
Other liabilities ...........................................................             1,466             1,573
                                                                                  -------------      ------------
        Total liabilities ...................................................           694,044            93,775
                                                                                  -------------      ------------
Stockholders' equity:
    6-1/2% Convertible preferred stock, $.01 par value; 10,000,000 shares authorized; 2,930,000 and 0 issued and outstanding at September 30,
        2001 and December 31, 2000, respectively ............................                29                --
    Common stock, $0.01 par value; 70,000,000 authorized; 52,037,435 and
       38,419,041 shares issued and outstanding at September 30, 2001 and
       December 31, 2000, respectively ......................................               520               384
    Additional paid-in capital ..............................................           875,172           472,576
    Treasury stock ..........................................................              (408)               --
    Retained earnings (accumulated deficit) .................................            47,147           (14,904)
    Other comprehensive income ..............................................             7,350                --
                                                                                  -------------      ------------
       Total stockholders' equity ...........................................           929,810           458,056
                                                                                  -------------      ------------
        Total liabilities and stockholders' equity ..........................     $   1,623,854      $    551,831
                                                                                  =============      ============

                         WESTPORT RESOURCES CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                                                FOR THE THREE MONTHS            FOR THE NINE MONTHS
                                                                 ENDED SEPTEMBER 30,             ENDED SEPTEMBER 30,
                                                             --------------------------      --------------------------
                                                                2001            2000            2001            2000
                                                             ----------      ----------      ----------      ----------
Operating revenues:
    Oil and natural gas sales ..........................     $   70,157      $   70,956      $  234,405      $  158,351
    Hedge cash settlements .............................           (307)         (7,189)         (1,824)        (15,660)
     Commodity price risk management activities:
      Non-hedge cash settlement ........................         (1,025)             --            (558)             --
Non-hedge non-cash change in fair value of derivatives .         17,720              --          24,486              --
      Gain on sale of operating assets - net ...........             --           3,390              --           3,379
                                                             ----------      ----------      ----------      ----------
           Net revenues ................................         86,545          67,157         256,509         146,070
                                                             ----------      ----------      ----------      ----------
Operating costs and expenses:
    Lease operating expense ............................         14,775           8,130          34,770          23,609
    Production taxes ...................................          3,009           2,816           8,942           7,460
    Transportation costs ...............................          1,236             591           3,921           1,967
    Exploration ........................................         13,463           1,347          24,333           7,610
    Depletion, depreciation and amortization ...........         31,222          19,439          72,251          42,015
    Impairment of unproved properties ..................          1,366             366           3,114           1,908
    Stock compensation expense .........................         (2,331)            299          (1,060)          3,682
    General and administrative .........................          4,122           2,073          10,832           5,277
                                                             ----------      ----------      ----------      ----------
         Total operating expenses ......................         66,862          35,061         157,103          93,528
                                                             ----------      ----------      ----------      ----------
         Operating income ..............................         19,683          32,096          99,406          52,542
                                                             ----------      ----------      ----------      ----------

Other income (expense):
    Interest expense ...................................         (3,892)         (3,166)         (4,483)         (8,454)
    Interest income ....................................            456             239           1,522             614
    Change in interest rate swap fair value and other ..          2,272              68           1,897             100
                                                             ----------      ----------      ----------      ----------
                                                                 (1,164)         (2,859)         (1,064)         (7,740)
                                                             ----------      ----------      ----------      ----------
Income before income taxes .............................         18,519          29,237          98,342          44,802
Provision for income taxes:
    Current ............................................             --              --          (2,006)             --
    Deferred ...........................................         (6,759)        (10,233)        (33,889)        (15,192)
                                                             ----------      ----------      ----------      ----------
         Total provision for income taxes ..............         (6,759)        (10,233)        (35,895)        (15,192)
    Net income .........................................         11,760          19,004          62,447          29,610
                                                             ----------      ----------      ----------      ----------
Preferred stock dividends ..............................            397              --             397              --
                                                             ----------      ----------      ----------      ----------
Net income available to common stock ...................     $   11,363      $   19,004      $   62,050      $   29,610
                                                             ==========      ==========      ==========      ==========
Weighted average number of common shares outstanding:
         Basic .........................................         44,527          30,871          40,496          25,474
                                                             ==========      ==========      ==========      ==========
Diluted ................................................         45,238          31,235          41,329          25,729
                                                             ==========      ==========      ==========      ==========

Net income per common share:
         Basic .........................................     $      .26      $      .62      $     1.53      $     1.16
                                                             ==========      ==========      ==========      ==========
         Diluted .......................................     $      .25      $      .61      $     1.50      $     1.15
                                                             ==========      ==========      ==========      ==========

                         WESTPORT RESOURCES CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                                                FOR THE NINE MONTHS ENDED
                                                                                --------------------------
                                                                                       SEPTEMBER 30,
                                                                                --------------------------
                                                                                   2001            2000
                                                                                ----------      ----------
Cash flows from operating activities:
    Net income ............................................................     $   62,447      $   29,610
    Adjustments to reconcile net income to net cash provided by operating activities:
      Depletion, depreciation and amortization ............................         72,251          42,015
      Exploratory dry hole costs ..........................................         16,623           1,976
      Impairment of unproved properties ...................................          3,114           1,908
      Deferred income taxes ...............................................         33,889          15,192
      Director retainers settled for stock ................................             --              50
      Stock compensation expense ..........................................         (1,060)            299
      Change in derivative fair value .....................................        (26,363)             --
      Amortization of finance fees ........................................            633              --
      Gain on sale of assets ..............................................             --          (3,379)
      Changes in assets and liabilities, net of effects of acquisitions:
         Decrease (increase) in accounts receivable .......................         27,001         (21,891)
         Decrease in prepaid expenses .....................................            446             140
         Increase (decrease) in accounts payable ..........................         (5,426)          2,123
         Increase in ad valorem taxes payable .............................          3,141           2,164
         Increase in income taxes payable .................................            306              --
         Decrease in accrued expenses .....................................        (11,200)         (3,930)
         Decrease in other liabilities ....................................           (107)         (1,424)
                                                                                ----------      ----------
Net cash provided by operating activities .................................        175,695          64,853
                                                                                ----------      ----------

Cash flows from investing activities:
      Additions to property and equipment .................................       (132,688)        (49,682)
      Proceeds from sales of assets .......................................            654           6,259
      Merger with EPGC ....................................................             --         (42,403)
      Other acquisitions ..................................................         (6,319)         (1,454)
      Other ...............................................................             (2)           (682)
                                                                                ----------      ----------
Net cash used in investing activities .....................................       (138,355)        (87,962)
                                                                                ----------      ----------
Cash flows from financing activities:
      Proceeds from issuance of common stock ..............................            264             141
      Repurchase of common stock ..........................................           (408)             --
      Proceeds from long-term debt ........................................        255,000          50,000
      Repayment of long-term debt .........................................       (273,284)        (11,000)
      Financing fees ......................................................         (2,036)             --
                                                                                ----------      ----------
Net cash provided by (used in) financing activities .......................        (20,464)         39,141
                                                                                ----------      ----------

Net increase in cash and cash equivalents .................................         16,876          16,032

Cash and cash equivalents, beginning of period ............................         20,154          19,475
                                                                                ----------      ----------
Cash and cash equivalents, end of period ..................................     $   37,030      $   35,507
                                                                                ==========      ==========
Supplemental cash flow information:
      Cash paid for interest ..............................................     $   12,016      $    6,912
                                                                                ==========      ==========
      Cash paid for income taxes ..........................................     $    1,700      $       --
                                                                                ==========      ==========

Supplemental schedule of noncash investing and financing activities:
      Common stock and stock options issued in connection
         with the Belco and EPGC mergers, respectively ....................     $  349,214      $  165,356
                                                                                ==========      ==========
      Liabilities assumed in connection with
         the Belco and EPGC mergers, respectively .........................     $  666,589      $    1,850
                                                                                ==========      ==========
      EPGC merger costs paid by parent ....................................     $       --      $    2,895
                                                                                ==========      ==========